CERTIFICATE OF FORMATION

                                       OF

                   ROBECO-SAGE MULTI-STRATEGY TEI FUND, L.L.C.



          FIRST: The name of the limited liability company is Robeco-Sage Multi-Strategy TEI Fund, L.L.C.

          SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, in the State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of December, 2009.




                                        ROBECO-SAGE MULTI-STRATEGY
                                        TEI FUND, L.L.C.



                                        By: /s/ Todd Kaplan
                                            ------------------------------
                                            Name: Todd Kaplan
                                            Title: Authorized Person